Dalton, Greiner, Hartman, Maher & Co., LLC

Code of Ethics

November 24, 2015

Dalton, Greiner, Hartman, Maher & Co., LLC

Main office:	Back office:
565 Fifth Avenue	3001 Tamiami Trail North
Suite 2101	Suite 206
New York, NY 10017	Naples, FL 34103
(212) 557-2445	(239) 261-3555

www.dghm.com

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Introduction

The Securities and Exchange Commission (“SEC”) adopted Rule 204A-1, under the Investment Advisers Act of 1940, requiring all registered investment advisers to adopt written codes of ethics. The rule requires an adviser’s code of ethics to set forth standards of conduct and to require compliance with federal securities laws.

The management of Dalton, Greiner, Hartman, Maher, & Co., LLC (the “Firm”) has always been committed to maintaining the highest legal and ethical standards. These values are codified in the Firm’s Code of Ethics (the “Code”).

The Code sets out basic principles to guide the day-to-day business activities of all registered investment professionals and other employees, officers, and directors of the Firm. The overall policy underlying this Code is that the Firm expects that its directors, officers, and employees (“Covered Persons”) will follow the highest standards of honest conduct and business ethics in all aspects of their activities on behalf of the Firm and that they will not cheat, lie to, or steal from the Firm, its members, clients, or vendors, or from fellow directors, officers, or employees. In addition, all Covered Persons are expected to comply with the spirit and letter of all applicable laws, regulations, and Firm policies, and to be sensitive to, and act appropriately in, situations that may give rise to actual as well as apparent conflicts of interest or violations of this Code.

This Code operates in conjunction with all other Firm policies and procedures. When this Code conflicts with another Firm policy or procedure, the more restrictive provision shall apply. This Code is not intended to cover every ethical issue that a Covered Person may confront while working for the Firm. Each Covered Person is expected to use sound judgment when confronted with ethical issues that are not covered by this Code and to act in accordance with the highest ethical standards and with all other Firm policies and procedures applicable to that person’s department.

All Covered Persons (including temporary employees and outside investment consultants) must familiarize themselves with the information, guidelines, and procedures contained in this Code. Any questions regarding these issues should be directed to the Firm’s Chief Compliance Officer. As used in this Code, “Chief Compliance Officer” shall refer to Erika B. Donalds or her Designee.

The capitalized terms used in this Code are defined in Section T below.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Table of Contents

A.	Applicability	3

B.	Compliance with Laws and Regulations	3

C.	Confidential information	4

D.	Personal Securities Transactions	6

E.	Reporting and Additional Compliance Procedures	10

F.	Sanctions	12

G.	Exceptions	12

H.	Prohibitions on Insider Trading	12

I.	Conflicts of Interest	14

J.	General Business Practices	15

K.	Fair Dealing	17

L.	Safeguarding Assets and Property	17

M.	Accuracy of Books and Records	18

N.	Accurate Public Disclosure and Reporting	18

O.	Treatment of Others	19

P.	Fraternization	19

Q.	Compliance with the Code of Ethics	20

R.	Recordkeeping	22

S.	Form ADV Part II Disclosure	22

T.	Definitions	22

U.	Exhibits to the Code	25

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

A.	Applicability

The Code applies to each of the following:

1.	The Firm;

2.	Any officer or employee of the Firm or Affiliates of the Firm (as defined in Section T below) whose job regularly involves him or her in the investment process. This includes the formulation and making of investment recommendations and decisions, the purchase and sale of securities for the Firm’s clients, and the utilization of information about investment recommendations, decisions, and trades. Due to the manner in which the Firm and the Affiliates of the Firm conduct their business, every employee should assume that he or she is subject to the Code unless the Chief Compliance Officer specifies otherwise;

3.	Any natural person who controls any of the Firm or Affiliates of the Firm, and who obtains information regarding the Firm’s investment recommendations or decisions. However, a person whose control arises only as a result of his official position with such entity is excluded; and

4.	Any officer, general partner, or person performing a similar function for the Firm or Affiliates of the Firm even if he has no knowledge of and is not involved in the investment process.

Non-interested directors will not have access to or means of access to non-public information about client transactions, portfolio holdings, or the Firm’s recommendations, without prior approval by the Chief Compliance Officer.

B.	Compliance with Laws and Regulations

The financial services industry is governed by numerous laws and regulations adopted by a variety of governments, government agencies, regulators, and other entities. The Firm, as a participant in the financial services industry, is subject to many of these laws and regulations. Obeying both the letter and spirit of all applicable laws and regulations is critical to the Firm’s ability to accomplish its objectives. In everything that they do on behalf of the Firm, Covered Persons must use care not to violate any law or regulation. Each Covered Person is responsible for knowing, understanding, and following the laws and regulations that apply to his or her responsibilities on behalf of the Firm. While no Covered Person is expected to be an expert on all applicable laws and regulations, each is expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of the Firm’s Compliance Department.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

C.	Confidential information

1.	The Firm stands in a fiduciary relationship to its clients; consequently, all employees shall carry out their duties with utmost fidelity to the client and solely in the client’s best interests. In this regard, the professional judgment of all Covered Persons shall be exercised free of all compromising influences and loyalties.

2.	Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Firm’s clients. An employee may not induce or cause a client to take action, or not to take action, for the employee’s personal benefit, rather than for the benefit of the client. For example, a Covered Person would violate this Code by causing a client to purchase a Security he or she owned for the purpose of increasing the price of that Security.

3.	Covered Persons may not cause, or attempt to cause, any client to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to the Covered Person. If a Covered Person stands to benefit materially from an investment decision for a client, and the Covered Person is making or participating in the investment decision, then the Covered Person must disclose the potential benefit to independent persons with authority to make investment decisions for the client (or, if the Covered Person in question is the sole person with authority to make investment decisions for the client, to the Chief Compliance Officer). The person to whom the client reports the interest, in consultation with the Chief Compliance Officer, must determine whether or not the Covered Person will be restricted in making or participating in the investment decision.

4.	Covered Persons shall treat all information received from clients and information relating to client accounts with utmost confidentiality and shall not, without the prior written consent of the client, disclose such information to any other person except as necessary to perform their duties on behalf of the Firm or as required by law. In no case may information about a client be used for the personal benefit of any person other than the client.

5.	Covered Persons shall treat all personal information received from employees with utmost confidentiality and shall not, without the prior written consent of the employee, disclose such information to any other person except as required to perform their duties on behalf of the Firm or as required by law. In no case may information about an employee be used for the personal benefit of any person other than the employee.

6.	Covered Persons shall not use their knowledge of client portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with a client could call into question the exercise of a Covered Person’s independent judgment.

7.	No Covered Person shall take or receive, directly or indirectly, any share in the profits (whether by income, appreciation, or otherwise) or losses of any client account.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

8.	No Covered Person shall accept any orders or directions with respect to a client’s account from any non-client source without the prior written authorization of the client.

9.	No Covered Person shall warrant or guarantee the present or future value or price of, or return on, any Securities, or that any Firm or issuer will fulfill its representations, promises, or obligations.

10.	No Covered Person shall agree to purchase any Security from a client’s account for the Covered Person’s account, the Firm’s account, or any other person’s account. In addition to this prohibition, Sector Specialists are not permitted to arrange for principal and agency cross trades for clients’ accounts, in accordance with Firm policy. For more information on such trades, see Section C of the Firm’s Policies and Procedures Manual.

11.	No Covered Person shall act, or agree to act, as the personal custodian, trustee, personal representative, or other fiduciary for a client or with respect to the securities, funds, or other property of a client, unless expressly permitted by the Firm.

12.	No Covered Person shall lend or borrow money or securities to or from a client or a client’s account.

13.	No Covered Person shall forward, or agree to forward, original confirmations, statements of account, recommendations, or other communications from the Firm to a client to any address other than the client’s official post office address.

14.	No Covered Person shall accept or hold in his individual name discretionary authority or a discretionary power of attorney for a client or a client’s account.

15.	No Covered Person may take personal advantage of any opportunity properly belonging to any client. This includes, but is not limited to, acquiring a Beneficial Interest in a Security of limited availability without first checking with an appropriate Sector Specialist to see if the opportunity should be exercised on behalf of a client.

16.	No Covered Person may engage in any Securities Transaction intended to raise, lower, or maintain the price of any Security, or to create a false appearance of active trading.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

D.	Personal Securities Transactions

The Firm understands that, due to the nature of the markets, personal trades must be placed during business hours. The Firm, however, strongly discourages frequent trading (“day-trading”) which may adversely affect employees’ attention to their responsibility for clients.

1.	Fraudulent or Deceptive Practices

No Covered Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Firm’s clients:

a.	Employ any device, scheme, or artifice to defraud the Firm’s clients;

b.	Make to the Firm any untrue statement of a material fact, or omit to the Firm a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

c.	Engage in any act, practice, or course of business which would operate as a fraud or deceit upon the Firm or the Firm’s clients;

d.	Engage in any manipulative practice with respect to the Firm; or

e.	Trade while in possession of material non-public information for personal or client investment accounts, or disclose such information to others inside or outside the Firm who have no need for this information.

It is a violation of federal securities laws to buy or sell securities while in possession of material non-public information, and illegal to communicate such information to a third party who buys or sells.

2.	Basic Restriction on Investing Activities

If a purchase or sale order is pending or under active consideration for any client, neither the same Security nor any Related Security may be bought or sold for any Access Person Account.

3.	Initial Public Offerings

No Security or Related Security may be acquired in an initial public offering for any Sector Specialist or any Limited Partnership in which such manager is invested.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

4.	Blackout Period

No Security or Related Security, unless otherwise specified, may be bought or sold for the account of any Access Person during the period commencing seven calendar days prior to and ending two calendar days after the initiation of a new (as opposed to a transaction necessitated by a client’s cash flow) purchase or sale (or entry of an order for the purchase or sale) of that Security or any Related Security for the account of any new or existing client with respect to which such person has been designated an Access Person. If the Security is currently held, the Access Person must contact the Sector Specialist responsible for this Security via email and ask whether he or she intends to trade in this position in the next seven days. If the Security is not held, the Access Person must inquire whether the Sector Specialist has any current plans to consider trading this Security over the next seven days. A Security under active consideration must not be traded in personal accounts. The email exchange including Sector Specialist’s response must be attached to the Pre-Clearance Trading Approval Form. If the Security is not currently held and the Access Person is the Sector Specialist responsible for the Security, and if he or she has no current plans to trade in this Security, then he or she must indicate so by checking the box on the Pre-Clearance Trading Approval Form.

No Exchange-Traded Funds (ETFs) or options on a broad-based securities index may be bought or sold for the account of any Access Person during the period commencing two calendar days prior to and ending two calendar days after the initiation of a new (as opposed to a transaction necessitated by a client’s cash flow) purchase or sale (or entry of an order for the purchase or sale) of that Security for the account of any new or existing client with respect to which such person has been designated an Access Person.

5.	Exempt Transactions

Participation on an ongoing basis in an issuer’s dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control, and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in Sections D.1, D.3, and D.4 above without case-by-case pre-clearance under D.7 below.

6.	Permitted Exceptions

Purchases and sales of the following Securities are exempt from the restrictions set forth in Sections D.2 and D.3 above if such purchases and sales comply with the pre-clearance requirements of D.7 below:

a.	Certain debt instruments: Any transaction in (i) bankers’ acceptances, (ii) bank certificates of deposit, (iii) commercial paper, (iv) repurchase agreements, (v) securities that are direct obligations of the US Government, or (vi) high-quality short-term debt instruments (generally any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest ratings categories by Standard & Poor’s, Moody’s, Fitch IBCA, or Duff & Phelps)

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

b.	No knowledge or control: Securities Transactions where the employee has no knowledge of the transaction before it is completed, or where the transaction is effected in an account over which such person has no direct or indirect influence or control (for example, Securities Transactions effected for an employee by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the employee is neither consulted nor advised of the trade before it is executed)

c.	Certain corporate actions: Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities

d.	Mutual funds: Any purchase or sale of a Security issued by any non-affiliated registered open-end investment company

e.	Municipal bonds

f.	Sovereign bonds

g.	Futures on a broad-based securities index

h.	The exercise of rights that were received pro rata with other security holders, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

i.	Other non-volitional events such as assignment of options or exercise of an option at expiration

j.	Commodities and currency transactions (including commodity and currency futures and forwards and options on futures)

7.	Pre-Clearance of Personal Securities Transactions

No Security may be bought or sold for an Access Person Account unless (i) the Access Person obtains prior approval from the Chief Compliance Officer or, in the absence of the Chief Compliance Officer, from a Designee of the Chief Compliance Officer; (ii) the approved transaction is completed on the same day approval is received; and (iii) the Chief Compliance Officer does not rescind such approval prior to execution of the transaction. (See Section D.9 below for details of the pre-clearance process.) All employees should review Exhibit F for a complete list of securities and their associated pre-clearance and reporting requirements. Securities that are not reported on an employee’s brokerage statement, but are otherwise reportable, must be reported on the employee’s Quarterly Transaction Report.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

8.	Private Placements

The Chief Compliance Officer will not approve the purchase or sale of Securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of any portfolio) and the Chief Compliance Officer concludes, after consultation with one or more of the relevant Sector Specialists, that the portfolios would have no foreseeable interest in investing in such Security.

9.	Pre-Clearance Process

a.	No Securities may be purchased or sold for any Access Person Account unless the particular transaction has been approved in writing by the Chief Compliance Officer or Designee. The Chief Compliance Officer shall review, not less frequently than biweekly (once every two weeks), reports from the trading desk (or, if applicable, confirmations from brokers) to assure that all transactions effected for Access Person Accounts are effected in compliance with this Code.

b.	No Securities may be purchased or sold for any Access Person Account unless the third-party broker supplies the Chief Compliance Officer, on a timely basis, with copies of periodic statements for all such accounts.

c.	A Pre-Clearance Trading Approval Form, attached as Exhibit B, must be completed and submitted to the Chief Compliance Officer or Designee for approval prior to entry of an order. The Access Person submitting the request must perform the necessary due diligence to ensure the trade does not violate the requirements of Section D.4 above. This due diligence should include reviewing the Firm’s Open Order List and Daily Trade Sheets to determine what Securities are currently within the Blackout Period (as defined in Section D.4). If a Security is currently held by the Firm, the Access Person must email the Sector Specialist assigned the Security to determine whether the Sector Specialist has any intention of adjusting the Security position within the next seven days. The Sector Specialist must respond via email. If the answer is no, then the Access Person is free to trade. The Access Person must attach the email to the Pre-Clearance Trading Approval Form.

d.	After reviewing the proposed trade and the level of potential investment interest on behalf of the Firm in the Security in question and the Firm’s restricted list, if any, the Chief Compliance Officer or Designee shall approve (or disapprove) a trading order on behalf of an Access Person as expeditiously as possible. The Chief Compliance Officer or Designee will generally approve transactions described in Section D.6 above unless the Security in question or a Related Security is on the Restricted List or the Chief Compliance Officer or Designee believes for any other reason that the Access Person Account should not trade in such Security at such time.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

e.	Once an Access Person’s Pre-Clearance Trading Approval Form is approved, the execution must be on the same day or the clearance lapses, although such trading order request may be resubmitted at a later date.

f.	In the absence of the Chief Compliance Officer, an Access Person may submit his or her Pre-Clearance Trading Approval Form to a Designee of the Chief Compliance Officer if the Chief Compliance Officer in his or her sole discretion wishes to appoint one. Trading approval for the Chief Compliance Officer must be obtained from a Designee. In no case will a trade be executed prior to receiving a signed Pre-Clearance Trading Approval Form.

g.	The Chief Compliance Officer shall review all Pre-Clearance Trading Approval Forms; all initial, quarterly, and annual disclosure certifications; and the trading activities on behalf of the Firm with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code. On a monthly basis, the Chief Compliance Officer will cross-reference the signed Pre-Clearance Trading Approval Forms with the duplicate brokerage statements. The results of this review will be documented in a spreadsheet, and any exceptions researched and resolved by the Chief Compliance Officer. The spreadsheet will then be signed by the Chief Compliance Officer and retained with the other personal trading records.

E.	Reporting and Additional Compliance Procedures

1.	Every Covered Person must submit a report (a form of which is appended as Exhibit C) containing the information set forth in Section E.2 below with respect to transactions in any Security in which such Covered Person has, or by reason of such transactions acquires, any direct or indirect beneficial ownership (as defined in Exhibit D) in the Security; provided, however, that:

a.	A Covered Person need not make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control; and

b.	A Covered Person will be deemed to have complied with the requirements of this Section E insofar as the Chief Compliance Officer receives in a timely fashion duplicate monthly or quarterly brokerage statements on which all transactions required to be reported hereunder are described.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

2.	A Covered Person must submit the report required by this Section E to the Chief Compliance Officer no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must contain the following information:

a.	The date of the transaction, and the title, number of shares, and principal amount of each Security involved;

b.	The nature of the transaction (purchase, sale, or any other type of acquisition or disposition);

c.	The price at which the transaction was effected; and

d.	The name of the broker, dealer, or bank with or through whom the transaction was effected.

3.	Any report submitted to comply with the requirements of this Section E may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

4.	Upon commencement of employment with the Firm, each Access Person shall be required to disclose all current personal Securities holdings contained in any Access Person Account in which such Access Person has an interest.

5.	Annually, each Covered Person must certify in a report (a form of which is appended as Exhibit E) that he or she has read and understood the Code, and recognizes that he or she is subject to such Code. In addition, annually, each Covered Person must certify that he or she has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code and is not subject to any regulatory disability.

6.	At least annually (or quarterly in the case of Sections E.6.c and E.6.d below), the Chief Compliance Officer shall report to the Management Committee of the Firm:

a.	All existing procedures concerning Covered Persons’ personal trading activities and reporting requirements, and any procedural changes made during the past year;

b.	Any recommended changes to the Firm’s Code of Ethics or procedures;

c.	A summary of any violations of this Code that occurred during the past quarter and the nature of any remedial action taken; and

d.	Any exceptions to any provisions of this Code as determined under Section G below.

7.	The Chief Compliance Officer shall notify each employee of the Firm and any Affiliates of the Firm as to whether such person is considered to be an Access Person or Covered Person.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

F.	Sanctions

Upon discovering that a Covered Person has not complied with the requirements of this Code, the Management Committee may impose whatever sanctions within its power the Committee deems appropriate, including, among other things, recommendations of disgorgement of profit, censure, and suspension or termination of employment. Material violations of requirements of this Code by Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Management Committee.

G.	Exceptions

The Compliance Department of the Firm reserves the right to decide, on a case-by-case basis, whether to grant exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Compliance Department and presented to the Management Committee at its next scheduled meeting.

H.	Prohibitions on Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 imposes stiff criminal and civil penalties upon persons who trade while in possession of “inside information” or who communicate such information to others in connection with a securities transaction.

1.	What Constitutes Insider Trading

“Inside information” is defined as material nonpublic information about an issuer or security. Such information typically originates from an “insider” of the issuer, such as an officer, director, or controlling shareholder.* However, insider trading prohibitions also extend to trading while in possession of certain “market information.” “Market information” is material nonpublic information which affects the market for an issuer’s securities but which comes from sources outside the issuer. A typical example of market information is knowledge of an impending tender offer.

*	Certain outsiders who work for the corporation, such as investment bankers, lawyers, and accountants, can also be deemed to be “insiders” under some circumstances.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

In order to assess whether a particular situation runs afoul of the prohibition against insider trading, keep in mind the following:

Information is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions. Among the types of information which should be deemed to be material is information relating to:

a.	Increases or decreases in dividends;

b.	Declarations of stock splits and stock dividends;

c.	Financial announcements including periodic results and forecasts, especially earnings releases and estimates of earnings;

d.	Changes in previously disclosed financial information;

e.	Mergers, acquisitions, or takeovers;

f.	Proposed issuances of new securities;

g.	Significant changes in operation;

h.	Significant increases or declines in backlog orders or the award or loss of a significant contract;

i.	Significant new products to be introduced or significant discoveries of oil and gas, minerals, or the like;

j.	Extraordinary borrowings;

k.	Major litigation (civil or criminal);

l.	Financial liquidity problems;

m.	Significant changes in management;

n.	Purchase or sale of substantial assets; and

o.	Significant regulatory actions.

Information is considered “nonpublic” if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group. Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

In the past, information has been deemed to be publicly disclosed if it was given to the Dow Jones broad tape, Reuters, the Associated Press, United Press International, or one or more newspapers of general circulation in the New York City area.

On the other hand, public dissemination is not accomplished by disclosure to a select group of analysts, broker-dealers, and market makers, or via a telephone call-in service for investors. Note that there also is authority that disclosure to Standard & Poor’s and Moody’s alone may not suffice.

The selective disclosure of material nonpublic information by corporate insiders may lead to violations by an outsider (such as the Firm) of Section 10 (b) of the Securities Exchange Act of 1934 and Rule 10 (b) (5) thereunder under the following conditions:

a.	The insider intentionally breached a duty of confidentiality owed to the issuer’s shareholders;

b.	The insider received some personal benefit from this breach, either by way of pecuniary gain or reputational benefit that could translate into future earnings;

c.	The outsider knew or should have known that the insider breached a duty by disclosing the information; and

d.	The outsider acts with scienter—i.e., a mental state showing an intent to deceive, manipulate, or defraud.

An outsider might also run afoul of the prohibition against insider trading under a “misappropriation” theory. This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer’s shareholders. An example of this would be a newspaper reporter who misappropriates information he has received in the course of his job writing articles for his employer, and then trades before that information becomes public. Another example would be an employee of an investment adviser who trades while in possession of material, nonpublic information he learns in the course of his advisory duties.

I.	Conflicts of Interest

Covered Persons must act in the best interests of the Firm. A “conflict of interest” may occur when a person’s personal interests interfere with, or appear to interfere with, the interests of the Firm, its members, or its clients. Similarly, a conflict of interest may also occur when a person’s personal interests interfere with that person’s ability to objectively and effectively perform his or her services for the Firm. The overarching conflicts of interest principle is that the personal interests of a Covered Person must not be placed improperly before the interests of the Firm, its members, or its clients. In adhering to this principle, Covered Persons:

1.	May not use personal influence or personal relationships improperly to influence financial reporting by the Firm;

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

2.	May not improperly cause the Firm to take action, or fail to take action, for the personal benefit of the Covered Person rather than for the benefit of the Firm;

3.	May not improperly use their positions with the Firm, or information that belongs to the Firm or its clients, for personal gain;

4.	May not bind the Firm to any agreement or arrangement with an entity in which the Covered Person, directly or through Immediate Family members, has any material economic interest;

5.	Must disclose to department management or the Chief Compliance Officer any situation of which they become aware in which the Firm is entering into an agreement or arrangement with an entity in which the Covered Person, directly or through Immediate Family members, has any material economic interest; and

6.	Should avoid any activities, interests, or associations outside the Firm that could impair their ability to perform their work for the Firm objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of the Firm.

Although it is not possible to foresee every potential conflict of interest that may arise, Covered Persons must be sensitive to actual or potential conflicts and bring them to the attention of department management, and management should solicit the advice of the Firm’s Compliance Department when confronted with the conflict of interest issues. Wherever possible, situations in which a conflict of interest exists, or appears to exist, should be avoided. Where conflicts of interest cannot be avoided, they must be disclosed to management and handled in an ethical way as to avoid any perception of impropriety.

J.	General Business Practices

1.	No employee shall directly or indirectly authorize or pay any rebate, bonus, fee, or other consideration to any person for business sought or procured, or to any official of any governmental or regulatory body, except as expressly authorized by the Firm. The conditions under which the Firm may pay cash fees for client referrals are generally described in Section A.2 of the Firm’s Policies and Procedures Manual.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

2.	No employee shall be a director, officer, employee, or agent of any company or person supplying goods or services to any client of the Firm; nor shall any employee own or hold any Securities issued by any such company in excess of 1% of its outstanding shares except as permitted by the Chief Compliance Officer or otherwise in accordance with this Code.

3.	No Sector Specialist shall commence service on the Board of Directors of a publicly held company or any company in which the Firm has an interest without prior written authorization from the Chief Compliance Officer based upon a determination the Board service would not be inconsistent with the interests of the Firm. (See Exhibit A.)

4.	Employees will, in the course of their employment, receive confidential information, including recommendations and investment advice developed for clients, which is proprietary to the Firm. No employee shall disclose any such confidential or proprietary information except in the course of regular performance of such employee’s duties.

5.	No employee shall render investment advice for compensation to any person other than a client of the Firm, and then only in the normal course of the performance of his or her duties as an employee of the Firm, without the written approval of the Chief Compliance Officer.

6.	No employee shall take any action inconsistent with the maintenance and retention of books, records, and accounts which accurately and fairly reflect financial transactions undertaken on behalf of the Firm or a client. No employee shall make or cause to be made any false or misleading entry or record in the books, records, or accounts of the Firm or of a client. In all cases, except upon the written authorization of the Chief Compliance Officer, all transactions, whether for the Firm or a client, shall be executed and recorded in accordance with established procedures, which are designed to comply with applicable law. (See Section I of the Firm’s Policies and Procedures Manual for information regarding the Firm’s recordkeeping obligations.)

7.	No employee may solicit or accept gifts or gratuities from clients, brokers, vendors, or other persons in connection with the employee’s activities at or on behalf of the Firm. Notwithstanding the foregoing general prohibition, an employee may accept gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 per year); customary business meals; entertainment (e.g., sporting events); and promotional items (e.g., pens, mugs, T-shirts). If an employee receives any gift that might be prohibited under this Code, the employee must return the gift and inform the Chief Compliance Officer.

8.	Neither Access Persons nor the Firm shall make contributions to political campaigns affiliated with clients of the Firm. Nor shall Access Persons or the Firm respond to other solicitations which are likely to influence future business of the Firm.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

K.	Fair Dealing

It is the Firm’s policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly, and honestly. The Firm seeks to succeed through superior performance, service, diligence, effort, and knowledge, not through unfair advantage. To this end, the Firm is committed to dealing fairly with its clients, customers, vendors, competitors, and employees. No Covered Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information, or misrepresentation of material fact.

The Firm is committed to a policy of equal opportunity for all applicants and employees regardless of race, color, national origin, religion, age, sex, marital status, sexual orientation, or physical disability. The firm expressly assures all employees, applicants for employment, and the community of its continuous commitment to equal opportunity and fair employment practices.

The Firm’s equal employment opportunity policy applies to all phases of employment, including recruiting, hiring, job assignment, supervision, training and education, compensation and benefits, opportunities for advancement, terminations, and participation in all firm-sponsored activities.

L.	Safeguarding Assets and Property

The Firm’s assets and properties represent a key portion of the Firm’s value as an enterprise and are very important to the Firm’s ability to conduct its business. The Firm’s assets and properties include physical assets, such as cash, securities, physical property, and equipment, as well as intangible assets, such as business strategies and plans, intellectual property, services, and products. Each Covered Person is responsible for safeguarding the Firm’s assets and properties under his or her control. Theft of, or fraudulently obtaining, Firm assets or property is misappropriation of Firm assets or property and should be reported to the Firm’s management or Compliance Department immediately for investigation. Furthermore, except where permitted by the Firm, Covered Persons should not use Firm assets for their personal benefit. In addition to protecting the Firm’s assets and property from theft or misuse, Covered Persons should be careful not to needlessly waste any Firm asset or property.

As part of it business, the Firm routinely comes into possession of property of clients, vendors, and other third parties. It is vitally important to the Firm’s business and reputation that all client property that comes into the Firm’s possession be protected and maintained. Each Covered Person is responsible for safeguarding properties under his or her control belonging to clients, vendors, and other third parties.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

M.	Accuracy of Books and Records

The Firm is a registered investment adviser with the Securities and Exchange Commission (the “SEC”). As such, the Firm is subject to numerous regulations regarding its books and business records. These regulations require that the Firm maintain accurate and complete business records, books, and data that reflect in a timely manner every business transaction involving the Firm. Each Covered Person is responsible for ensuring the accuracy and completeness of any business information, reports, and records under his or her control. No Covered Person may intentionally make false or misleading entries in any of the Firm’s books and records.

The Firm is an affiliate of Boston Private Financial Holdings (“BPFH”) whose securities are publicly traded on the NASDAQ or in other public markets. In providing information to be included in BPFH’s books and records, Covered Persons must be candid and accurate. Maintaining accurate books and records is the first step in ensuring that BPFH’s financial statements are prepared in accordance with generally accepted principles and fairly present, in all material respects, the financial condition and results of operations of the Firm.

N.	Accurate Public Disclosure and Reporting

There are a number of laws and regulations that require companies that are both federally registered advisers and affiliates of publicly traded companies (such as BPFH) to communicate and report accurate and honest information to members, stockholders, clients, and regulators. It is imperative that the Firm refrain from fraudulent or misleading public reporting, which could cause severe damage to the reputation of the Firm and its members, and could result in civil and criminal penalties to the Firm, its members, the individuals involved, and/or all parties. Therefore each Covered Person who is involved in the preparation or review of materials that are disseminated to the public must use caution to ensure that the information in the materials is truthful and accurate in all material respects. No Covered Person may knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Firm and its members in communications with the public. If a Covered Person becomes aware of any materially inaccurate or misleading statement in a public communication from the Firm, he or she should report it immediately to the Firm’s Chief Compliance Officer. If the Firm does not respond to the report in a timely manner, or if the Covered Person believes that reporting it to the Chief Compliance Officer would be futile, the Covered Person should report it to the Chairman of the Firm’s Board of Directors.

As part of the foregoing requirement, the Chief Executive Officer and Chief Financial Officer (the “Covered Officers”) must comply with the following:

1.	Covered Officers must be generally aware of the disclosure requirements applicable to the Firm as an affiliate of BPFH under the Securities Act of 1933 and the Securities Exchange Act of 1934.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

2.	Covered Officers may not knowingly misrepresent, or knowingly cause others to misrepresent, facts about BPFH in disclosure reports filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) or other governmental regulators or self-regulatory organizations.

3.	Each Covered Officer should, to extent appropriate within his or her area of responsibility, consult with other officers and employees of the Firm with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Firm files with, or submits to, the SEC, and in other public communications made by BPFH.

O.	Treatment of Others

Covered Persons must treat all persons with whom they come into contact, including other employees, clients, and suppliers, fairly and with respect. Each employee should be able to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Firm expects that all relationships among persons in the workplace will be professional and free of bias, harassment, and violence. Covered Persons who violate laws or Firm policies requiring fairness and respectful treatment of others are subject to disciplinary action by the Firm and, potentially, civil or criminal liability.

The Firm is committed to the diversity of its workplace in order to help achieve growth and success for the organization. The Firm strives to provide an environment that promotes respect, integrity, teamwork, achievement, and acceptance regardless of race, gender, age, national origin, or any other factor that makes people unique.

P.	Fraternization

Fraternization occurs when two employees are involved in an intimate or dating relationship.

The Firm respects the privacy of its employees. However, as a result of the public profile of the Firm and the concern that fraternization among employees could result in allegations of sexual harassment, it is the policy of the Firm to discourage fraternization between employees and their supervisors and co-workers.

The Firm further believes that, due to its small number of employees, fraternization could lead to allegations of favoritism, adversely affect the morale and professionalism of the work environment, and otherwise disrupt the workplace.

Employees who become involved in an intimate relationship must notify the Management Committee, and one of the employees must then tender a written resignation. The employees involved in the relationship should determine who will tender his or her resignation. The

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Management Committee may then, at its discretion, determine whether or not to accept the resignation. Failure to report such a relationship to the Management Committee is grounds for termination for cause.

Q.	Compliance with the Code of Ethics

1.	Code of Ethics Review

Each Covered Person is required to ensure his or her own compliance with this Code. Covered Persons are expected to use good judgment in recognizing situations in which a violation of this Code may occur and ensuring that no violation occurs. In situations where it is unclear whether this Code applies, Covered Persons are expected to ask questions of their managers or supervisors, or of the Firm’s Compliance Department.

a.	Reporting Violations of the Code

All violations of the Code must be promptly reported to the Chief Compliance Officer.

b.	Investigating Violations of the Code

The Chief Compliance Officer is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Firm’s Management Committee and Board of Directors. The Committee and Board shall review the results of any investigation of any reported or suspected violation of the Code.

c.	Annual Review

The Firm’s Management Committee and Board of Directors will review the Code at least once a year, in light of legal and business developments and of experience in implementing the Code.

2.	Remedies

a.	Sanctions

If the Firm’s Management Committee determines that an employee has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Committee may also require the employee to reverse the

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

trade(s) in question and forfeit any profit or absorb any loss derived therefrom. The amount of profit shall be calculated by the Committee and shall be forwarded to a charitable organization selected by it.

b.	Sole Authority

The Management Committee has sole authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or to forfeit profits may result in the imposition of additional sanctions.

3.	Exceptions to the Code

Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case-by-case basis, if the Chief Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Board of Directors.

4.	Compliance Certification

Upon becoming employed by the Firm each employee is required to certify, in writing, that he or she has read and understands the Code and will comply with its requirements (Exhibit E). Annually thereafter or in the case of any material amendments to the Code, all employees are required to certify, in writing, that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code (Exhibit E).

5.	Disciplinary History

Upon becoming associated with the Firm, every employee shall be obligated to provide the Chief Compliance Officer with information regarding his or her disciplinary history. Employees also shall be obligated to keep this information up to date at all times and to report promptly to the Chief Compliance Officer any disciplinary actions or investment related litigation or arbitrations to which they might become subject.

No officer, director, or employee of the Firm may retaliate in any fashion against any Covered Person who reports a suspected or actual violation of this Code in good faith.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

R.	Recordkeeping

The Firm is required under 204-2 (a) (12) to keep copies of its Code of Ethics, records of violations of the Code and actions taken as a result of the violations, and copies of employees’ written acknowledgements of receipt of the code.

S.	Form ADV Part II Disclosure

The Firm is required to describe its Code of Ethics to clients in Part II of its Form ADV and, upon request, to furnish clients with a copy of the Code of Ethics.

T.	Definitions

When used in this Code, the following terms have the meanings set forth below:

“Access Person” means any of the persons described in Sections A.2 and A.3 above.

“Access Person Account” means any advisory, brokerage, trust, or other account or form of direct beneficial ownership in which one or more Access Persons and/or one or more members of an Access Person’s Immediate Family (as defined below) have a substantial proportionate economic interest. A substantial proportionate economic interest will generally be 10% of the principal amount in the case of an account in which only one Access Person has an interest, and 25% of the principal amount in the case of an account in which more than one Access Person has an interest, whichever is first applicable. Investment partnerships and similar indirect means of ownership are also included.

As an exception, accounts in which one or more Access Persons and/or Immediate Family of Access Persons have a substantial proportionate interest which are maintained with persons who have no affiliation with the Firm or Affiliates of the Firm, and with respect to which no Access Person has, in the judgment of the Chief Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process, are not Access Person Accounts.

“Affiliate of the Firm” means any entity controlled by the Firm or under common control with the Firm.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to profit or to share in any profit derived from a transaction in the subject Securities.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

A person is deemed to have a Beneficial Interest in the following:

1.	Any Security owned individually by the person;

2.	Any Security owned jointly by the person with others (for example, joint accounts, spousal accounts, UTMA accounts, partnerships, trusts, and controlling interests in corporations); and

3.	Any Security in which a member of the person’s Immediate Family has a Beneficial Interest if:

a.	The Security is held in an account over which the person has decision-making authority (for example, the person acts as trustee, executor, or guardian); or

b.	The Security is held in an account for which the person acts as a broker or investment adviser representative.

In addition, a person is presumed to have a Beneficial Interest in any Security in which a member of the person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the person. This presumption may be rebutted if the person is able to provide the Chief Compliance Officer with satisfactory assurances that the person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security.

Any uncertainty as to whether any person has a Beneficial Interest in a Security should be brought to the Chief Compliance Officer’s attention. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1 (a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Chief Compliance Officer” means the Chief Compliance Officer of the Firm identified in Exhibit G of the Code as required by Rule 204A-1 of the Investment Advisers Act of 1940, or his or her Designee.

“Code” means this Code of Ethics, as in effect from time to time.

“Compliance Department” means the Chief Compliance Officer and the Compliance Officer of the firm identified in Exhibit G of the Code.

“Covered Officers” means the Chief Executive Officer and Chief Financial Officer of the firm.

“Covered Person” means any of the persons described in Section A of the Code.

“Designee” means the Designee of the Chief Compliance Officer of the Firm identified in Exhibit G of the Code.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

“The Firm” means Dalton, Greiner, Hartman, Maher, & Co., LLC.

“Immediate Family” of an employee means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Chief Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Management Committee” means the following DGHM professionals:

Timothy Dalton	Chairman
Bruce Geller	Chief Executive Officer
Jeffrey Baker	Chief Investment Officer
Erika Donalds	Chief Financial Officer and Chief Compliance Officer

“Related Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Sector Specialist” means an Access Person who is principally responsible for investment decisions with respect to any of the Firm’s clients.

“Securities Transaction” means a purchase or sale of Securities in which a person has or acquires a Beneficial Interest.

“Security” includes stocks, notes, corporate bonds, debentures, hedge funds, exchange-traded funds (whether open-ended or unit investment trust), shares of funds, or shares of any other investment company for which the Firm serves as investment adviser, limited partnership interests, private company investments, investment contracts, and all derivative instruments of the foregoing, such as options, swaps, and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

U.	Exhibits to the Code

The following Exhibits to the Code are attached to and are a part of the Code:

Exhibit A.	List of Directorships
Exhibit B.	Pre-Clearance Trading Approval Form
Exhibit C.	Transaction Report
Exhibit D.	Beneficial Ownership
Exhibit E.	Annual Certification of Compliance with the Code of Ethics
Exhibit F.	List of Securities for Pre-Clearance Purposes
Exhibit G.	Contact Persons

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Exhibit A

List of Directorships

1.	Directorships and other positions in business organizations other than Dalton, Greiner, Hartman, Maher & Co., LLC

The following is a list of all directorships and other positions that I hold, and all directorships and other positions that I have held at any time since the beginning of my employment with Dalton, Greiner, Hartman, Maher & Co., LLC in business organizations, partnerships, proprietorships, and trusts. (Please state “None” if applicable.)

Position	Name of Organization	Principal Business of Organization	Period during which Position Has Been Held

2.	Directorships and other positions in charitable and educational organizations

The following is a list of all directorships and other positions that I hold, and all directorships and other positions that I have held at any time since the beginning of my employment with Dalton, Greiner, Hartman, Maher & Co., LLC, in charitable and educational organizations. (Please state “None” if applicable.)

Position	Name of Organization	Principal Business of Organization	Period during which Position Has Been Held

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Exhibit B

Pre-Clearance Trading Approval Form

I,                                          (name), am an Access Person and seek pre-clearance to engage in the transaction described below:

Buy / Sell / Short / Cover (circle one)

Account Name:
Account Number:
Date of Request:
Security:
Amount or # of Shares:
Broker:

If the transaction involves a Security that is not publicly traded, describe the proposed transaction, source of investment opportunity, and any potential conflicts of interest:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Firm’s Code of Ethics, that I have performed the necessary due diligence*, and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any client of the Firm.

Signature:	Print Name:

Approved / Disapproved (circle one)	Date:

Signature:	Print Name:

If approval is granted, please forward this form to the trading desk (or if a third-party broker is permitted, to the Chief Compliance Officer) for immediate execution.

*	Check the Open Order List for future trades and Daily Trade Sheets for trades effected in last seven days. If this Security is currently held, contact the Sector Specialist via email and inquire whether he or she intends to trade in this position in the next seven days. If not held, inquire whether the Sector Specialist has any current plans to consider trading this Security over the next seven days. A Security under active consideration must not be traded in personal accounts. Attach email exchange including Sector Specialist’s response.

☐ Check here if this Security (not currently in clients’ portfolios) is in your own sector universe and you have no current plans to trade in this Security.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Exhibit C

Transaction Report (page 1 of 2)

Report Submitted By:

This transaction report (the “Report”) is submitted pursuant to Section E.2 of the Code of Ethics of the Firm and supplies information with respect to transactions in any Security in which the person submitting the report may be deemed to have, or by reason of such transaction acquire, any direct or indirect beneficial ownership interest for the period specified below. (If the person submitting the report was not employed by the Firm during this entire period, specify only the period of employment.)

Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics.

If you have no reportable transactions, sign and return Page 2 only. If you have reportable transactions that are not currently reported to the Chief Compliance Officer, please complete, sign and return Page 2 and any attachments.

My transactions are reported on brokerage statements or duplicate confirmations actually received by the Chief Compliance Officer, or I had no reportable securities transactions during the period                      through                     . I certify that I am fully familiar with the Code of Ethics and that to the best of my knowledge the information furnished in this report is true and correct.

Signature:

Position:

Date:

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Transaction Report (page 2 of 2)

Report Submitted By:

The following table supplies the information required by Section E.2 of the Code of Ethics of the Firm. Transactions reported on brokerage statements or duplicate confirmations actually received by the Compliance Officer do not have to be listed, although it is the responsibility of the person submitting the report to make sure that such statements or confirmations are complete and have been received in a timely fashion.

Securities (Name and Symbol)	Date of Transaction	Whether Purchase, Sale, Short Sale, or Other Type of Disposition or Acquisition	Quantity of Securities	Price per Share or Other Unit	Name of the Broker/Dealer with or through whom the Transaction Was Effected	Nature of Ownership of Securities

To the extent specified above, I hereby disclaim beneficial ownership of any security listed in this report or in other brokerage statements or transaction confirmations provided.

I certify that I am fully familiar with the Code of Ethics and that to the best of my knowledge the information furnished in this report is true and correct for the period of                      through                     .

Signature:

Position:

Date:

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Exhibit D

Beneficial Ownership

For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except the determination of direct or indirect beneficial ownership shall apply to all Securities that a Covered Person has or acquires. The “beneficial ownership” of Securities would include not only ownership of Securities held by a Covered Person for his or her own benefit, whether in bearer form or registered in such person’s name or otherwise, but also ownership of Securities held for the Covered Person’s benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and Securities held for the Covered Person’s account by pledges, Securities owned by a partnership in which the Covered Person is a member if he or she may exercise a controlling influence over the purchase, sale of voting of such Securities, and Securities owned by any corporation or similar entry in which the Covered Person owns Securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Ordinarily, this term would not include Securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such Securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the Securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered “beneficially” owned by a Covered Person where such person enjoys “financial benefits substantially equivalent to ownership.” The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of Securities held in the name of his or her spouse and of their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such Securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale, or voting of such Securities.

A Covered Person also may be regarded as the beneficial owner of Securities held in the name of another person if, by reason of any contract, understanding, relationship, agreement, or other arrangement, he or she obtains therefrom financial benefits substantially equivalent to those of ownership.

A Covered Person also is regarded as the beneficial owner of Securities held in the name of a spouse, minor child, or other person, even though the Covered Person does not obtain therefrom the aforementioned benefits of ownership, if such person can vest or revest title in him- or herself at once or at some future time.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Exhibit E

Annual Certification of Compliance with the Code of Ethics

1.	I (a Covered Person) hereby certify that I have read and understand the Code of Ethics dated April 16, 2015, and that I am subject to its provisions. In addition, I hereby certify that I have complied with the requirements of the Code of Ethics and that I have disclosed or reported all personal Securities Transactions required to be disclosed or reported under the Code of Ethics;

2.	Within the last 10 years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities, or financial transactions in the United States, in any state of the United States, or in any other country;

3.	I have not within the last 10 years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager, or investment adviser; and

4.	I have not been denied permission or otherwise enjoined by order, judgment, or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization, or other federal or state regulatory authority, from acting as an investment adviser, securities or commodities broker or dealer, commodity pool operator, or trading adviser, or as an affiliated person or employee of any investment company, bank, insurance company, or commodity broker, dealer, pool operator, or trading adviser, or from engaging in or continuing any conduct or practice in connection with any such activity or with the purchase or sale of any security.

Name:

Signature:

Date:

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Exhibit F

List of Securities for Pre-Clearance Purposes

Security Type	Pre-Clearance Required?	Documentation	Blackout Period
Public Equities

Domestic Stocks	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Foreign Stocks	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Preferred Stocks	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

ADRs	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Convertible Securities	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Corporate Actions*	No	Broker Statement and/or Quarterly Report	N/A

Options	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Rights	No	Broker Statement and/or Quarterly Report	N/A

Warrants	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Stocks (Demutualization)	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Transfer of Securities for Charitable Purposes	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Private Investment in Public Equities (PIPES)	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

*	Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

Private Equities

Limited Partnership Interest	Yes	Quarterly Transaction Report	N/A

Private Placements	Yes	Quarterly Transaction Report	N/A

Exchange-Traded Funds

Index ETFs	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Sector ETFs	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Country ETFs	Yes	Broker Statement and/or Quarterly Report	Seven days before and two days after

Hedge Funds	Yes	Quarterly Transaction Report	N/A

Mutual Funds (Non-Affiliated)	No	None	N/A

DGHM All-Cap Value Fund	Yes	Quarterly Transaction Report	No

Fixed Income

US Government Obligations	No	None	N/A

Sovereign Bonds	No	None	N/A

Corporate Bonds	Yes	Broker Statement and/or Quarterly Report	N/A

Debentures	Yes	Broker Statement and/or Quarterly Report	N/A

Municipal Bonds	No	None	N/A

Currency Transactions	No	None	N/A

Commodity Transactions	No	None	N/A

Structured Products	No	Broker Statement and/or Quarterly Report	N/A

Dalton, Greiner, Hartman, Maher & Co., LLC Code of Ethics (November 24, 2015)

EXHIBIT G

Contact Persons

Chief Compliance Officer:	Erika B. Donalds

Compliance Officer:	Dolores A. Casaletto

Designee:	Bruce H. Geller
Designee:	Jeffrey C. Baker